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FOR IMMEDIATE RELEASE

Contact:       Toni Guzman                         Jeff Lloyd/Steve Hawkins
               Aames Financial Corporation         Sitrick And Company
               (213) 210-5311                      (310) 788-2850

            AAMES FINANCIAL CORPORATION ANNOUNCES MANAGEMENT CHANGES

    DAVID SKLAR NAMED CFO; GREGORY WITHERSPOON NAMED EVP, STRATEGIC PLANNING

        LOS ANGELES, CALIF. -- NOV. 11, 1997 -- AAMES FINANCIAL CORPORATION (NYSE: AAM) today announced that David A. Sklar has been appointed chief financial officer, succeeding Gregory J. Witherspoon who has been named executive vice president for strategic planning.

        Mr. Sklar, 44, joined Aames in May 1997 as chief financial officer of the company's retail and correspondent divisions. He has more than 20 years experience in executive management. A former executive vice president and chief financial officer of Imperial Bancorp, he has also held management positions at West Coast Bancorp and Lloyds Bank of California and was a certified public accountant with KPMG PeatMarwick LLP.

        Mr. Witherspoon, 51, assumes the newly-created position of executive vice president for strategic planning. "Greg has contributed significantly to Aames' success over the past decade," said Cary H. Thompson, chief executive officer. "In his new position he will assist management in exploring and implementing new financing and securitization structures." A certified public accountant, he joined Aames in 1987 as controller and was later named chief financial officer in 1987, a director in 1991 and executive vice president in 1994.

        Aames Financial Corporation is a leading home equity lender and currently operates 59 Aames Home Loan offices in 23 states throughout the United States. Its wholly owned subsidiary, One Stop Mortgage, Inc. operates in 41 offices in 35 states.

        From time to time the company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the company notes that a variety of factors could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the company's business include the following: negative cash flows and capital needs, delinquencies; negative impact on cash flow; right to terminate mortgage servicing, risks of contracted servicing, prepayment and credit risk, dependence on funding sources, capitalized interest-only strips; mortgage servicing rights, recent acquisition of One-Stop, dependence on broker network, impact of increases in correspondent pricing, risks associated with high loan-to-value loan products, competition, concentration of operations, timing of loan sales, economic conditions, contingent risks and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in the company's form 10-K for the fiscal year ended June 30, 1997.


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